Exhibit 99.1
Kimberly-Clark Announces Second Quarter 2025 Results, Raises 2025 Outlook
Strong results driven by innovation-led volume growth, excellent commercial execution, and effective cost management in dynamic operating environment
Full year outlook reflects solid performance in second year of Powering Care transformation

DALLAS, August 1, 2025 - Kimberly-Clark Corporation (Nasdaq: KMB) today reported second quarter 2025 results driven by resilient consumer demand, the introduction of pioneering innovative new products, and leveraging sustained productivity momentum.
“Our second quarter results are indicative of the exceptional progress we are making executing our Powering Care strategy” said Kimberly-Clark Chairman and CEO, Mike Hsu. “This was a very active quarter and one of the strongest in our recent history. We delivered strong organic sales growth, fueled by the highest volume growth we’ve achieved in five years. Our durable brands, differentiated value propositions and innovation investments enabled us to enhance and maintain leading market share positions across categories and price tiers. We took decisive actions to set Kimberly-Clark up for enhanced, sustainable growth and profitability.
Hsu continued: “Our strategy comes to life through our people—I’m proud of how our team continues to perform as we transform. Despite a dynamic operating environment, we are well-positioned to deliver a strong second year of our transformation.”
Quarter Highlights
•Unless otherwise noted, reported results in this release are based on continuing operations and exclude the International Family Care and Professional ("IFP") business, which is reported as discontinued operations.
•Net sales of $4.2 billion were down 1.6 percent, driven primarily by divestitures and business exits and unfavorable currency translation, with organic sales growth of 3.9 percent versus the prior year.
•Reported gross margin was 35.0 percent; adjusted gross margin was 36.9 percent, down 180 basis points versus the prior year.
•Diluted earnings per share ("EPS") attributable to Kimberly-Clark were $1.53; adjusted EPS attributable to Kimberly-Clark were $1.92, down 2.0 percent versus prior year.
Second Quarter 2025 Results
Net sales of $4.2 billion were 1.6 percent lower than the prior year due to negative impacts of approximately 4.4 percent from a combination of the Personal Protective Equipment ("PPE") divestiture and the exit of the company's private label diaper business in the US and approximately 1.0 percent from foreign currency translation. Organic sales increased 3.9 percent driven by 5.0 percent volume led growth partially offset by investments in price of 1.2 percent, while portfolio mix was broadly in line with a year ago.
Gross margin was 35.0 percent in the quarter, inclusive of $82 million, or approximately 190 basis points, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 36.9 percent, down 180 basis points versus the prior year driven by unfavorable pricing net of cost inflation, reflecting planned investments to improve price:value tiers across the portfolio as well as incremental tariff-driven costs, that were partially offset by strong productivity gains.
Second quarter operating profit was $592 million compared to $539 million in the prior year. Operating profit in each period was inclusive of 2024 Transformation Initiative charges totaling $121 million and $190 million, respectively. Excluding these items, adjusted operating profit was $713 million, down 2.2 percent versus the prior year driven by gross profit headwinds partially offset by planned lower marketing, research and general expenses.
Net interest expense was $62 million and in line with the prior year.
The second quarter effective tax rate was 22.6 percent, compared to 13.0 percent in the prior year. On an adjusted basis, the effective rate was 20.9 percent compared to 20.4 percent in the prior year.
Net income of equity companies was $47 million compared to $63 million in the prior year driven primarily by unfavorable currency impacts.
Income from discontinued operations, net of income taxes was $68 million compared to $89 million in the prior year driven primarily by pre-tax separation costs of $33 million, partially offset by a reduction in depreciation and amortization expense of $10 million due to discontinued operations reporting requirements.
Diluted EPS attributable to Kimberly-Clark in the quarter were $1.53 on a reported basis, down from $1.61 in the prior year. These reported amounts are inclusive of charges related to the company's 2024 Transformation Initiative of $0.27 and $0.35, respectively, and $0.12 of IFP related separation charges in the quarter. On an adjusted basis, diluted EPS attributable to Kimberly-Clark decreased 2.0 percent to $1.92 driven by lower adjusted operating profit and lower net income of equity companies.
Year-To-Date Results
For the first half of the year, sales of $8.2 billion decreased 4.0 percent primarily due to an approximately 3.4 percent negative impact from a combination of the PPE divestiture and the exit of the company's private label diaper business in the US, as well as an approximately 1.7 percent negative impact from foreign currency translation. Organic sales grew 1.2 percent primarily from a 2.3 percent increase in volume, partially offset by price investments of 1.2 percent, while portfolio mix was broadly in line with a year ago.
For the first half of the year, gross margin was 36.1 percent, inclusive of $135 million, or approximately 160 basis points, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 37.7 percent, down 120 basis points versus the prior year driven by unfavorable pricing net of cost inflation, reflecting planned investments to improve price:value tiers across the portfolio as well as incremental tariff-related costs, partially offset by strong productivity gains.
Year-to-date operating profit was $1.2 billion, including $196 million of costs related to the company's transformation initiative. Year-to-date adjusted operating profit was $1.4 billion in 2025 versus $1.5 billion in 2024, a decline of 4.7 percent. This decline included an unfavorable impact from currency translation of 120 basis points and the gross profit headwinds discussed above, partially offset by planned lower marketing, research and general expenses.
Year-to-date effective tax rate was 23.1 percent, compared to 18.8 percent in the prior year. On an adjusted basis, the effective rate was 20.8 percent compared to 21.8 percent in the prior year. The first half of 2025 benefited from the resolution of certain tax matters.

Net income of equity companies was $91 million compared to $124 million in the prior year driven primarily by unfavorable currency impacts.
Income from discontinued operations, net of income taxes was $171 million compared to $191 million in the prior year driven primarily by pre-tax separation costs of $33 million, partially offset by a reduction in depreciation and amortization expense of $10 million due to discontinued operations reporting requirements.
Through the first half of the year, diluted EPS attributable to Kimberly-Clark were $3.23 on a reported basis, compared to $3.52 last year. Excluding the impacts of the 2024 Transformation Initiative and IFP related separation charges, year-to-date adjusted EPS attributable to Kimberly-Clark were $3.85 compared to $3.97 last year down 3.0 percent including a currency translation headwind of 280 basis points.
Business Segment Results
(Unaudited)

Q2 change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	5.0	(0.1)	(1.2)	(4.4)	(1.0)	(1.6)	3.9
NA	5.2	(0.7)	(0.4)	(5.7)	(0.2)	(1.9)	4.3
IPC	4.8	1.2	(2.7)	(0.3)	(2.6)	0.4	3.3

YTD change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	2.3	—	(1.2)	(3.4)	(1.7)	(4.0)	1.2
NA	2.6	(0.3)	(0.5)	(4.3)	(0.3)	(2.9)	1.8
IPC	2.0	0.7	(2.6)	(0.3)	(4.3)	(4.5)	0.1
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the sale of the PPE business, the exit of the Company's private label diaper business in the United States, and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.
North America ("NA")
North America net sales of $2.7 billion decreased 1.9 percent in the quarter, driven by a combination of the PPE divestiture and the exit of the company's private label diaper business in the US, partially offset by organic sales growth. Organic sales increased 4.3 percent primarily driven by strong volume growth of 5.2 percent reflecting the strength of innovations and activations in the quarter. Personal Care categories grew weighted share by 60 basis points in the quarter. Year-to-date organic sales increased 1.8 percent with volume led growth at 2.6 percent partially offset by declines in price and mix.
Operating profit of $655 million decreased 4.0 percent driven primarily by a 500 basis point headwind from divestiture and business exits. Beyond that, results reflected volume led gains and strong productivity savings offset by planned investments in the price:value tiers of the portfolio and recent tariffs. Year-to-date operating profit was down 1.3 percent driven primarily by 390 basis point headwind from divestiture and business exits.

International Personal Care ("IPC")
IPC net sales of $1.4 billion increased 0.4 percent as organic sales growth of 3.3 percent, driven by strong volume led growth of 4.8 percent as we continually improve our value propositions across the portfolio, and improved portfolio mix 1.2 percent, partially offset by unfavorable currency translation. Year-to-date organic sales were broadly in line with year ago.
Operating profit of $182 million decreased 12.9 percent driven by investments in price-value tiers resulting in negative pricing net of cost inflation partially offset by volume led gains and productivity savings. Year-to-date operating profit was down 16.7 percent.
Cash Flow and Balance Sheet
Year-to-date cash provided by operations (inclusive of discontinued operations) was $1.1 billion compared to $1.5 billion last year driven mainly by the decline in operating profit. Year-to-date capital spending was $401 million compared to $352 million last year. The company returned $944 million to shareholders through dividends and repurchases of common stock. Total debt was $7.2 billion as of June 30, 2025, down from $7.4 billion as of December 31, 2024.
2025 Outlook
The company adjusted its full-year outlook to be consistent with the reporting of the IFP business as discontinued operations. Its outlook for Net Sales, Organic Sales Growth and Adjusted Operating Profit growth now reflect the results of the remaining two segments, North America and IPC, as well as its overhead structure excluding the IFP business. Its outlook for Adjusted Earnings per Share Attributable to Kimberly-Clark and Adjusted Free Cash Flow will continue to include the IFP business until the close of the joint venture transaction with Suzano, anticipated to occur mid-year 2026.
Consistent with the Company's long term growth algorithm, 2025 Organic Sales Growth is expected to outpace the weighted average growth in the categories and countries it competes, which are currently growing at approximately two percent. Reported Net Sales are forecast to reflect a negative impact of approximately 100 basis points from currency translation, as well as a negative 290 basis point impact from a combination of the PPE divestiture and the exit of the company's private label diaper business in the US.
The company expects its 2025 Adjusted Operating Profit to grow at a low-to-mid single digit rate on a constant-currency basis versus the prior year. This outlook includes a negative 380 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper business in the US. Operating Profit growth is also expected to be negatively impacted by approximately 100 basis points from currency translation.
Adjusted Earnings per Share Attributable to Kimberly-Clark are expected to grow at a low-to-mid single digit rate on a constant-currency basis including a negative 320 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper business in the US, as well as a negative 100 basis point impact from items below operating profit including higher net interest expense, a higher effective adjusted tax rate, partially offset by lower shares outstanding. This outlook also includes a favorable impact of approximately 200 basis points, or $0.16 per diluted share, from the cessation of depreciation and amortization expense for assets held for sale, reflected in earnings from discontinued operations. Earnings Per Share are expected to be negatively impacted by approximately 150 basis points from currency translation, including the impact on income from equity interests.
Adjusted Free Cash Flow is expected to be approximately $2 billion in 2025.
This outlook reflects assumptions subject to change given the macro environment.
Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 6:35 a.m. Eastern Daylight Time in the Investor Relations section of the Kimberly-Clark website. The company will host a live Q&A session with investors and analysts on August 1, 2025, at 8:00 a.m. Eastern Daylight Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at the Kimberly-Clark website. A replay of the webcast will be available following the event through the same website.
About Kimberly-Clark
Kimberly-Clark (NASDAQ: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, Goodnites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. Our company’s purpose is to deliver Better Care for a Better World. We are committed to using sustainable practices designed to support a healthy planet, build strong communities, and enable our business to thrive for decades to come. To keep up with the latest news and learn more about the company's more than 150-year history of innovation, visit the Kimberly-Clark website.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this press release concerning the business outlook, including raw material, energy and other input costs, our plans and expectations regarding the pending IFP joint venture transaction with Suzano ("IFP Transaction"), the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including risks and uncertainties around the pending IFP Transaction (including risks related to delays or failure to complete the proposed transaction, the incurrence of significant transaction and separation costs, adverse market reactions, regulatory or legal challenges, and operational disruptions), risks that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), government trade or similar regulatory actions (including current and potential trade and tariff actions affecting the countries where we operate and the resulting negative impacts on our supply chain, commodity costs, and consumer spending), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30
	2025	2024	Change
Net Sales	$4,163	$4,231	(1.6%)
Cost of products sold	2,707	2,637	2.7%
Gross Profit	1,456	1,594	(8.7%)
Marketing, research and general expenses	863	967	(10.8%)
Other (income) and expense, net	1	88	(98.9%)
Operating Profit	592	539	9.8%
Nonoperating expense	(17)	(15)	13.3%
Interest income	5	9	(44.4%)
Interest expense	(67)	(72)	(6.9%)
Income from Continuing Operations Before Income Taxes and Equity Interests	513	461	11.3%
Provision for income taxes	(116)	(60)	93.3%
Income from Continuing Operations Before Equity Interests	397	401	(1.0%)
Share of net income of equity companies	47	63	(25.4%)
Income from Continuing Operations	444	464	(4.3%)
Income from Discontinued Operations, Net of Income Taxes	68	89	(23.6%)
Net Income	512	553	(7.4%)
Net income attributable to noncontrolling interests	(3)	(9)	(66.7%)
Net Income Attributable to Kimberly-Clark Corporation	$509	$544	(6.4%)

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$1.33	$1.35	(1.5%)
Discontinued operations	0.20	0.26	(23.1%)
Basic Earnings per Share	$1.53	$1.61	(5.0%)

Diluted:
Continuing operations	$1.33	$1.35	(1.5%)
Discontinued operations	0.20	0.26	(23.1%)
Diluted Earnings per Share	$1.53	$1.61	(5.0%)

Cash Dividends Declared	$1.26	$1.22	3.3%

Common Shares Outstanding	June 30
	2025	2024
Outstanding shares as of	331.9	337.0
Average diluted shares for three months ended	333.3	338.0

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30
	2025	2024	Change
Net Sales	$8,217	$8,557	(4.0%)
Cost of products sold	5,252	5,277	(0.5%)
Gross Profit	2,965	3,280	(9.6%)
Marketing, research and general expenses	1,718	1,918	(10.4%)
Other (income) and expense, net	24	108	(77.8%)
Operating Profit	1,223	1,254	(2.5%)
Nonoperating expense	(34)	(30)	13.3%
Interest income	12	19	(36.8%)
Interest expense	(131)	(139)	(5.8%)
Income from Continuing Operations Before Income Taxes and Equity Interests	1,070	1,104	(3.1%)
Provision for income taxes	(247)	(208)	18.8%
Income from Continuing Operations Before Equity Interests	823	896	(8.1%)
Share of net income of equity companies	91	124	(26.6%)
Income from Continuing Operations	914	1,020	(10.4%)
Income from Discontinued Operations, Net of Income Taxes	171	191	(10.5%)
Net Income	1,085	1,211	(10.4%)
Net income attributable to noncontrolling interests	(9)	(20)	(55.0%)
Net Income Attributable to Kimberly-Clark Corporation	$1,076	$1,191	(9.7%)

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$2.73	$2.97	(8.1%)
Discontinued operations	0.51	0.56	(8.9%)
Basic Earnings per Share	$3.24	$3.53	(8.2%)

Diluted:
Continuing operations	$2.72	$2.96	(8.1%)
Discontinued operations	0.51	0.56	(8.9%)
Diluted Earnings per Share	$3.23	$3.52	(8.2%)

Cash Dividends Declared	$2.52	$2.44	3.3%

Common Shares Outstanding	June 30
	2025	2024
Average diluted shares for six months ended	333.3	338.2

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$634	$1,010
Accounts receivable, net	2,007	1,728
Inventories	1,558	1,452
Other current assets	572	694
Current assets of discontinued operations	786	696
Total Current Assets	5,557	5,580
Property, Plant and Equipment, Net	6,317	6,284
Investments in Equity Companies	359	314
Goodwill	1,836	1,796
Other Intangible Assets, Net	81	80
Other Assets	1,001	984
Non-current Assets of Discontinued Operations	1,620	1,508
TOTAL ASSETS	$16,771	$16,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$771	$564
Trade accounts payable	3,253	3,264
Accrued expenses and other current liabilities	2,019	2,091
Dividends payable	415	402
Current liabilities of discontinued operations	713	683
Total Current Liabilities	7,171	7,004
Long-Term Debt	6,470	6,854
Non-current Employee Benefits	619	628
Deferred Income Taxes	243	300
Other Liabilities	680	609
Non-current Liabilities of Discontinued Operations	148	139
Redeemable Preferred Securities of Subsidiaries	37	37
Stockholders' Equity
Kimberly-Clark Corporation	1,271	840
Noncontrolling Interests	132	135
Total Stockholders' Equity	1,403	975
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,771	$16,546

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)
(Unaudited)

	Six Months Ended June 30
	2025	2024
Operating Activities
Net income	$1,085	$1,211
Depreciation and amortization	440	373
Asset impairments	—	5
Stock-based compensation	73	71
Deferred income taxes	(30)	(79)
Net (gains) losses on asset and business dispositions	36	83
Equity companies' earnings (in excess of) less than dividends paid	(50)	(82)
Operating working capital	(471)	(135)
Postretirement benefits	9	3
Other	5	9
Cash Provided by Operations	1,097	1,459
Investing Activities
Capital spending	(401)	(352)
Proceeds from asset and business dispositions	12	14
Investments in time deposits	(227)	(242)
Maturities of time deposits	282	235
Other	22	(31)
Cash Used for Investing	(312)	(376)
Financing Activities
Cash dividends paid	(824)	(809)
Change in short-term debt	51	7
Debt repayments	(250)	—
Proceeds from exercise of stock options	36	41
Repurchases of common stock	(120)	(156)
Cash dividends paid to noncontrolling interests	(18)	(19)
Other	(58)	(62)
Cash Used for Financing	(1,183)	(998)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	34	(15)
Change in Cash and Cash Equivalents	(364)	70

Cash and cash equivalents from continuing operations - beginning of period	1,010	1,075
Cash and cash equivalents from discontinued operations - beginning of period (a)	11	18
Cash and Cash Equivalents - Beginning of Period	1,021	1,093

Cash and cash equivalents from continuing operations - end of period	634	1,149
Cash and cash equivalents from discontinued operations - end of period(a)	23	14
Cash and Cash Equivalents - End of Period	$657	$1,163
(a)    Included in Current assets of discontinued operations.

KIMBERLY-CLARK CORPORATION
BUSINESS SEGMENT RESULTS
(Millions)
(Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
	2025	2024	Change	2025	2024	Change
Net Sales
NA	$2,730	$2,783	(1.9%)	$5,398	$5,559	(2.9%)
IPC	1,433	1,427	0.4%	2,819	2,953	(4.5%)
Segment Net Sales(a)	4,163	4,210	(1.1%)	8,217	8,512	(3.5%)
Corporate & Other(b)	—	21	N.M.	—	45	N.M.
Total Net Sales	$4,163	$4,231	(1.6%)	$8,217	$8,557	(4.0%)

Operating Profit
NA	$655	$682	(4.0%)	$1,333	$1,351	(1.3%)
IPC	182	209	(12.9%)	383	460	(16.7%)
Segment Operating Profit(a)	837	891	(6.1%)	1,716	1,811	(5.2%)
Corporate & Other(b)	(245)	(352)	(30.4%)	(493)	(557)	(11.5%)
Total Operating Profit	$592	$539	9.8%	$1,223	$1,254	(2.5%)
(a)Segment Net Sales and Segment Operating Profit are non-GAAP financial measures as they exclude certain results included within Corporate & Other, as discussed below. Refer to "Summary of Non-GAAP Financial Measures" below for further discussion of how we utilize non-GAAP financial measures. As shown above, we have included a reconciliation to Total Net Sales and Total Operating Profit, as determined in accordance with GAAP.
(b)Corporate & Other includes income and expense not associated with the ongoing operations of the segments, including certain operations of the former IFP segment that were divested prior to the IFP Transaction and costs previously allocated to the former IFP segment that aren't reported as discontinued operations.

N.M. - Not Meaningful

SUMMARY OF NON-GAAP FINANCIAL MEASURES
The following provides the reconciliation of the non-GAAP financial measures provided in this press release to the most closely related GAAP measure. These measures include: Organic Sales Growth, Adjusted Gross Profit, Adjusted Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark, and Adjusted Effective Tax Rate. Unless specifically stated, all discussions regarding non-GAAP financial measures reflect results from our continuing operations for all periods presented.
•Organic Sales Growth is defined as the change in Net Sales, as determined in accordance with U.S. GAAP, excluding the impacts of currency translation and divestitures and business exits.
•Adjusted Gross and Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark and Adjusted Effective Tax Rate are defined as Gross Profit, Operating Profit, Diluted Earnings per Share from Continuing Operations, Diluted Earnings per Share Attributable to Kimberly-Clark and Effective Tax Rate, respectively, as determined in accordance with U.S. GAAP, excluding the impacts of certain items that management believes do not reflect our underlying operations, and which are discussed in further detail below.
The income tax effect of these non-GAAP items on the Company's Adjusted Earnings per Share from Continuing Operations is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income from Continuing Operations Before Income Taxes and Equity Interests and Provision for income taxes.
We use these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that we do not believe reflect our underlying and ongoing operations. We believe that presenting these non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with our Unaudited Interim Condensed Consolidated Financial Statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. We compensate for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. Certain non-GAAP financial measures referenced in this press release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
The non-GAAP financial measures exclude the following items for the relevant time periods:
•2024 Transformation Initiative - We initiated this transformation to create a more agile and focused operating structure that will accelerate our proprietary pipeline of innovation in right-to-win spaces and improve our growth trajectory, profitability, and returns on investment.
•IFP Repatriated Earnings – In connection with the IFP Transaction, we recognized a deferred tax liability for certain permanently reinvested earnings from the IFP Business that are expected to be repatriated prior to the close of the transaction.
•IFP Separation Costs - Costs incurred in connection with the IFP Transaction related to external advisory, legal, accounting, contractor and other incremental costs.

•IFP Tax Basis Adjustment - In connection with the IFP Transaction, we recognized a deferred tax liability on the difference between our book and tax basis for certain of our investments in subsidiaries reported as discontinued operations.
The following tables provide a reconciliation of Organic Sales Growth from continuing operations:

	Three Months Ended June 30, 2025
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	(1.9)	0.4	(1.6)
Currency Translation	0.2	2.6	1.0
Divestitures and Business Exits	5.7	0.3	4.4
Organic Sales Growth(a)	4.3	3.3	3.9

	Six Months Ended June 30, 2025
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	(2.9)	(4.5)	(4.0)
Currency Translation	0.3	4.3	1.7
Divestitures and Business Exits	4.3	0.3	3.4
Organic Sales Growth(a)	1.8	0.1	1.2
(a)    Table may not foot due to rounding.
The following table provides a reconciliation of Adjusted Gross Profit from continuing operations:

	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Gross Profit	$1,456	$1,594	$2,965	$3,280
2024 Transformation Initiative	82	45	135	45
Adjusted Gross Profit	$1,538	$1,639	$3,100	$3,325
The following table provides a reconciliation of Adjusted Operating Profit from continuing operations:

	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Operating Profit	$592	$539	$1,223	$1,254
2024 Transformation Initiative	121	190	196	235
Adjusted Operating Profit	$713	$729	$1,419	$1,489
The following table provides a reconciliation of Adjusted Earnings per Share from continuing operations:

	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Diluted Earnings per Share from Continuing Operations	$1.33	$1.35	$2.72	$2.96
2024 Transformation Initiative	0.27	0.35	0.50	0.45
IFP Repatriated Earnings	0.03	—	0.03	—
Adjusted Earnings per Share from Continuing Operations(a)	$1.63	$1.70	$3.25	$3.41
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of these adjustments on the Company's reported Provision for income taxes.

The following table provides a reconciliation of Adjusted Earnings per Share Attributable to Kimberly-Clark:

	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Diluted Earnings per Share Attributable to Kimberly-Clark	$1.53	$1.61	$3.23	$3.52
2024 Transformation Initiative	0.27	0.35	0.50	0.45
IFP Separation Costs	0.07	—	0.07	—
IFP Repatriated Earnings	0.03	—	0.03	—
IFP Tax Basis Adjustment	0.02	—	0.02	—
Adjusted Earnings per Share Attributable to Kimberly-Clark	$1.92	$1.96	$3.85	$3.97
The following tables provide a reconciliation of the continuing operations Adjusted Effective Tax Rate:

	Three Months Ended June 30
	2025		2024
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$513	$(116)	$461	$(60)
2024 Transformation Initiative	122	(27)	190	(73)
IFP Repatriated Earnings	—	10	—	—
As Adjusted	$635	$(133)	$651	$(133)

Effective Tax Rate
As Reported		22.6%		13.0%
As Adjusted		20.9%		20.4%

	Six Months Ended June 30
	2025		2024
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$1,070	$(247)	$1,104	$(208)
2024 Transformation Initiative	199	(27)	235	(84)
IFP Repatriated Earnings	—	10	—	—
As Adjusted	$1,269	$(264)	$1,339	$(292)

Effective Tax Rate
As Reported		23.1%		18.8%
As Adjusted		20.8%		21.8%
Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: Kyrsten Aspegren, media.relations@kcc.com

[KMB-F]
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